Garrison Capital Inc. Declares Second Quarter Distribution of $0.35 Per Share and Announces First Quarter Financial Results

NEW YORK, NEW YORK – May 13, 2013 – Garrison Capital Inc., a business development company (NASDAQ: GARS), today announced its financial results for the quarter ended March 31, 2013.

References to “we,” “us,” “our” and “Garrison Capital” refer to Garrison Capital Inc. and its consolidated subsidiaries.

First Quarter 2013 Highlights

·	Net investment income for the quarter ended March 31, 2013 was $3.0 million, or $0.29 per share;

·	Net gain on investments for the quarter ended March 31, 2013 was $0.2 million, or $0.02 per share;

·	Net increase in net assets resulting from operations for the quarter ended March 31, 2013 was $3.3 million, or $0.31 per share;

·	On April 2, 2013, we closed our initial public offering (the “IPO”), selling 6,133,334 shares, including 800,000 shares pursuant to the underwriters’ exercise of the over-allotment option, at a public offering price of $15.00 per share;

·	On April 2, 2013, concurrent with the IPO our directors, officers, employees and an affiliate of our investment adviser purchased an additional 126,901 shares through a private placement at a price of $15.00 per share; and

·	Our board of directors declared a second quarter distribution of $0.35 per share, payable on June 27, 2013 to stockholders of record as of June 13, 2013.

Consolidated operating results for the three months ended March 31, 2013 were as follows:

Three Months Ended March 31, 2013
(unaudited)
Total investment income	$5,473,093
Net investment income	3,040,015
Net gain on investments	236,250
Net increase in net assets resulting from operations	3,276,265

Portfolio and Investment Activities

As of March 31, 2013, we held investments in 63 portfolio companies with a fair value of $278.9 million. As of March 31, 2013, our portfolio had an average investment size of approximately $4.3 million, a weighted average yield of 8.91% and a weighted average contractual maturity of 49 months.

Liquidity and Capital Resources

As of March 31, 2013, we had cash and cash equivalents of $13.8 million and cash and cash equivalents, restricted of $32.3 million.

On April 2, 2013, we closed our IPO, which included the sale of 6,133,334 shares of common stock, including 800,000 shares issued pursuant to the underwriters’ exercise of the over-allotment option, at a public offering price of $15.00 per share, raising approximately $92.0 million in gross proceeds. Total proceeds received were approximately $85.6 million, net of sales load and approximately $84.9 million, net of offering expenses of approximately $0.7 million. Concurrent with the IPO, our directors, officers, employees and an affiliate of our investment adviser purchased an additional 126,901 shares through a private placement at $15.00 per share, raising $1.9 million.

On April 1, 2013, we had additional borrowings under our revolving credit facility in the amount of $5.0 million. On April 26, 2013, we had additional borrowings under our revolving credit facility in the amount of $15.0 million. As of May 13, 2013, none of the amounts under our revolving credit facility remain undrawn.

Distributions

On May 9, 2013, our board of directors approved a distribution in the amount of approximately $5.9 million, or $0.35 a share, which will be paid on June 27, 2013 to stockholders of record as of June 13, 2013.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in our periodic reports filed with the Securities and Exchange Commission.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007 by Steven Stuart and Joseph Tansey. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Garrison Capital Inc.

www.garrisoncapitalbdc.com

(212) 372-9590